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                                                                    EXHIBIT 99.1

           COMMUNITY CAPITAL BANCSHARES REPORTS THIRD QUARTER EARNINGS

Albany, GA., November 8, 2004 / PRNewswire. - Community Capital Bancshares, Inc. (Nasdaq: ALBY) reports net income for the nine months ended September 30, 2004 of $618,000 as compared to $392,000 for the same period last year. This is an increase of $226,000 or 58%. Earnings per share for the nine months ended September 30, 2004 were $0.33 compared to $0.27 from the same period of the prior year. Fully diluted earnings per share for the nine months ended September 30, 2004 were $0.31 compared to the 2003 amount of $0.24. Net income for the three months ended September 30, 2004 was $213,000 or $0.10 per share. This compares to $192,000 or $0.13 per share for the same period in 2003.

Total assets at September 30, 2004 were $185,071,000 as compared to $131,473,000 at September 30, 2003. This is an increase of $53,598,000 or 41%. Net loans at September 30, 2004 were $114,868,000 and have increased $21,379,000 or 23% over the past twelve months. Deposits increased $32,505,000 or 32% during the past twelve months to $133,723,000 as of September 30, 2004. Since December 31, 2003, total assets increased $26,342,000 or 17%. During this same period, net loans increased $7,397,000 or 7% and deposits increased $10,501,000 or 9%.

Bob Lee, president, stated "We are pleased with our third quarter performance. The completion of our stock offering added 1,150,000 shares to our capital base and provides the capital for our future growth. The overall quality of our loans remains excellent. We anticipate the opening of a branch in Auburn, Alabama during October, which will enhance our market presence and provide even more opportunities for growth."

Community Capital is headquartered in Albany, Georgia, and is the holding company for Albany Bank & Trust which has four banking locations, and AB&T National Bank which has an office in Dothan, Alabama. The stock is traded on the Nasdaq Small-Cap Market under the symbol "ALBY".

Contact: David J. Baranko, CFO, Community Capital Bancshares, 229-446-2201

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                                        Community Capital Bancshares
                                            Financial Highlights
                                                 (Unaudited)
                                (Dollars in thousands, except per share data)


                                                        Three months ended         Nine months ended
EARNINGS SUMMARY:                                      9/30/04       9/30/03      9/30/04      9/30/03
                                                       -------       -------      -------      -------
    Net Interest Income                               $  1,561      $  1,141     $  4,664     $  3,232
    Provision for Loan Losses                               20           164           35          378
    Non-interest income                                    410           314        1,023          793
    Non-interest expense                                 1,648         1,006        4,752        3,060
    Income tax expense                                      90            93          282          195
    Net Income                                             213           192          618          392
    Primary Earnings per share                        $   0.10      $   0.13     $   0.33     $   0.27
    Fully diluted earnings per share                  $   0.09      $   0.12     $   0.31     $   0.24

SUMMARY BALANCE SHEETS                                 9/30/04       9/30/03     12/31/03
                                                       -------       -------     --------
    Cash and due from banks                           $  6,094      $  3,678     $  4,285
    Federal funds sold                                  10,483           533        2,684
    Investment securities                               35,897        28,212       32,906
    Loans                                              116,531        94,549      109,589
    Less: allowance for loan losses                     (1,663)       (1,060)      (2,118)
    Other assets                                        17,729         5,561       11,383
                                                     -------------------------------------
                                     TOTAL ASSETS     $185,071      $131,473     $158,729
                                                     =====================================

    Total deposits                                    $133,723      $101,218     $123,222
    Other borrowings                                    24,244        19,610       20,019
    Other liabilities                                    1,336           897        2,190
    Total stockholders' equity                          25,768         9,748       13,298
                                                     -------------------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $185,071      $131,473     $158,729
                                                     =====================================
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